Exhibit 99.1

BioDelivery Sciences Announces Positive

Phase 2 Pain Trial Results for BEMA Buprenorphine

Primary efficacy endpoint achieved

RALEIGH, N.C., December 17, 2009 – BioDelivery Sciences International, Inc. (Nasdaq:BDSI) announced that the primary efficacy endpoint was achieved in the Company’s Phase 2 pain study assessing the efficacy and safety of BEMA Buprenorphine. The positive results follow BDSI’s March 2009 announcement of favorable Phase 1 study results.

The Phase 2 clinical trial was a double-blind, randomized, placebo-controlled study of BEMA Buprenorphine for the treatment of pain following third molar extraction (dental surgery), a common study used to assess the efficacy of potential products to treat pain. Subjects received one of the following treatments: BEMA Buprenorphine, oral 5mg oxycodone, or placebo. BEMA Buprenorphine treatments included a dose of 0.25 mg and two different BEMA formulations of a 0.5 mg dose. One of the 0.5 mg BEMA formulations, evaluated in the previous Phase 1 study, was designed for faster and greater absorption than the other. The primary study endpoint used to evaluate the analgesic effect was the sum of pain intensity differences over the 8 hour post-dose period (SPID-8).

The BEMA Buprenorphine 0.5 mg formulation with the faster rate and extent of absorption demonstrated a statistically greater improvement than placebo in the primary efficacy endpoint, SPID-8 (baseline observation carry forward analysis). The other two doses did not achieve significance, although they were numerically superior. The incidence of adverse events was comparable to that expected for an opioid analgesic in a study of this nature. The results also showed that oxycodone was not significantly different from placebo on SPID-8. Analyses of secondary outcome measures, adverse events, and plasma drug concentrations are in process.

“The results to date are consistent with our previous Phase 1 clinical experience and indicate a dose response in pain relief that may be particularly applicable to chronic pain,” stated Dr. Andrew Finn, Executive Vice President of Product Development at BDSI. “The remaining analysis will allow us to make the same determination about the effectiveness of BEMA Buprenorphine for acute pain.”

“With this data we now have a second potential analgesic product to join ONSOLIS (fentanyl buccal soluble film) which launched in October of this year,” stated Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI. “We believe that BEMA Buprenorphine has the potential to become a major player in the treatment of pain by addressing a significant unmet market need by virtue of a lower propensity for abuse and addiction compared to other opioids such as oxycodone and morphine. We are hopeful that this profile, along with our Phase 2 data, will lead to significant partnering interest.”

About BEMA Buprenorphine

BEMA Buprenorphine utilizes BDSI’s proprietary BioErodible MucoAdhesive (BEMA) drug delivery technology, which consists of a small, dissolvable, polymer film for application to the buccal mucosa (inner lining of the cheek) to deliver the opioid analgesic buprenorphine. Buprenorphine is not well absorbed orally, and is available in the U.S. to treat pain only in an injectable formulation known as Buprenex® Injectable. Pharmacokinetic studies have demonstrated the ability of the BEMA technology to deliver concentrations of buprenorphine comparable to concentrations seen with approved IV doses. A BEMA formulation potentially provides an opportunity for buprenorphine to be used in the treatment of various pain conditions in the outpatient setting. Buprenorphine is an attractive option for development given that it has demonstrated efficacy in the treatment of pain and is a Schedule III opioid, meaning there is a lower potential for abuse and addiction compared to Schedule II drugs.

According to data from Wolters Kluwer, the market for opioid analgesics for the treatment of pain totaled nearly $10 billion in 2008. BDSI believes that BEMA Buprenorphine may have the potential to offer advantages over other opioid analgesics making it a desirable partnering opportunity and a strong fit with its first product, ONSOLIS (fentanyl buccal soluble film), which was approved by FDA in July 2009 for management of breakthrough pain in opioid tolerant patients with cancer.

About BioDelivery Sciences International

BioDelivery Sciences (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet needs in the areas of pain management and oncology supportive care. BDSI’s pain franchise currently consists of two products utilizing the Company’s patented BEMA buccal soluble film technology: ONSOLIS (fentanyl buccal soluble film) which was approved by FDA on July 16, 2009, for the management of breakthrough pain in patients with cancer, eighteen years of age and older, who are already receiving and who are tolerant to opioid therapy for their underlying persistent cancer pain, and BEMA Buprenorphine, an analgesic in Phase 2 clinical development with at least one potential target indication for the treatment of moderate to severe pain. Additional product candidates are being developed utilizing the BEMA technology for conditions such as nausea/vomiting and migraine. The company is also working with its patented Bioral cochleate technology to facilitate oral dosing of drugs otherwise given by intravenous administration. The first product under development using the technology is Bioral Amphotericin B. The company’s headquarters is located in Raleigh, North Carolina. For more information please visit www.biodeliverysciences.com.

BDSI®, BEMA® and Bioral® are registered trademarks, and ONSOLISTM is a trademark of BioDelivery Sciences International, Inc.

Cautionary Note on Forward-Looking Statements

This press release and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including without limitation, results of future clinical trials and the potential market opportunity for, and partnering discussion relating to, BEMA Buprenorphine, may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Contacts:

Donald Ellis

ICR, Inc.

925-253-1240

donald.ellis@icrinc.com

Al Medwar

VP, Marketing and Corporate Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsinternational.com